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                                                                    EXHIBIT 99.1

             CONSUMERS PACKAGING AND ANCHOR GLASS CONTAINER SETTLE
                         LITIGATION WITH OWENS-BROCKWAY

CONSUMERS PACKAGING AND AFFILIATES PROVIDE $3.8 MILLION CASH; RECEIVE EXTENDED-TERM TECHNICAL ASSISTANCE AND LICENSE AGREEMENT FOR PRESENT TECHNOLOGY WITH NO ROYALTY INCREASE AND PAID-UP LICENSE AT END OF TERM

TORONTO, Nov. 8--Consumers Packaging Inc. (Toronto Stock Exchange: CGC:TO) and two U.S. affiliates, including Anchor Glass Container Corporation, have settled all aspects of a protracted legal battle with licensor Owens-Brockway Glass Container Inc. over a technical assistance and license agreement.

"This settlement puts this disruptive and costly dispute behind us," said John
J. Ghaznavi, chairman and chief executive officer of Consumers Packaging, Anchor and Glenshaw Glass Company. "It's good news for our investors, customers, suppliers and employees."

As part of the settlement reached Nov. 6, an amended technical assistance and license agreement will be extended through 2005. The amended agreement will cover technology now in place, at the same royalty rate. Upon expiration of the agreement Consumers Packaging and its affiliates will receive a paid-up license for that technology. Documentation for the agreement and mutual releases is expected to be completed by Nov. 22.

Under the settlement Consumers Packaging, Anchor and Glenshaw will pay $5 million to Owens-Brockway. Consumers Packaging, Glenshaw and another affiliate will receive a $1,213,000 refund of royalties paid previously under protest.

The settlement terminates all litigation over the matter, including a federal court suit and an overseas lawsuit, as well as arbitration proceedings.

Based in Toronto, Consumers Packaging Inc. is a leading international designer and manufacturer of glass containers, supplying beverage and food producers and consumer-products manufacturers in Canada, the U.S. and abroad. Anchor Glass Container Corp. is based in Tampa, Fl.; Glenshaw Glass Company is located near Pittsburgh, Pa.

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CONTACT: C. Kent May, general counsel, 412/566-6037.